Exhibit 99.8

Dear all,

Many thanks for giving me the opportunity to say hello to all of you on what is an important day for both companies. Unfortunately, I’m not able to join you live during your meeting, but I’m sure we will have occasions in the future to do so.

I’m excited that UCB and Zogenix have agreed to enter into an agreement for UCB to acquire Zogenix because I believe we share your passions to drive, discover and develop differentiated solutions to help patients suffering from very severe forms of epilepsy.

So, this is today an important milestone for UCB and I’m looking forward to working with you to create even more value for these patients.

Like you, we saw the potential in Fintepla® and I’m convinced that in working with UCB we can deliver even more for Fintepla® and create even more value for patients in need.

I know that this is a very important change for you and I expect that you are leaving today feeling a lot of mixed emotions. But we will get to know each other and I hope that through the dialogue you will be able to know more about us, you will be able to get more confidence, and we will be able to answer your questions along the road.

Now a few words about UCB. We are a purpose-driven company. Everything we do is with the aim to create value for patients and their families now and in the future. Our purpose is really embedded into our strategy. Patients and individual experiences are at the heart of everything we do and I understand that we have this in common.

We believe very strongly that a successful future must deliver value for all: people living with severe diseases, their family, colleagues, community, planet, stakeholders and shareholders. Because at the end, it doesn’t make sense to create value for patients if this is at the expense of others. So, yes, sustainability is an integrate part of our strategy. We have a highly collaborative environment, we want everyone to thrive at UCB, to contribute to our journey, to be part of our communities. So, yes, we are looking forward to welcoming you in our organisation after the closing. So, once again, welcome and looking forward to seeing you in the near future at Emeryville. Thank you.